Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of January 1, 2016 “Effective Date” by and among BlackLine, Inc. (the “Company” or “BlackLine”) and Therese Tucker (“Executive”).

Summary of Material Terms

Term	Summary	Cross-Reference

Position:	Chief Executive Officer	Section 1(a)

Reports to:	Board of Directors	Section 1(a)

Employment Term	Through 3rd Anniversary unless extended	Section 2

Annual Salary:	$350,000	Section 3(a)

Annual Target Bonus:	100% of annual salary	Section 3(b)

Equity Compensation:

•  Performance option to acquire 1% of the Company’s fully diluted Common Stock

•  Time based vesting option to acquire .5% of the Company’s fully diluted Common Stock, with the ability on the part of Executive to reassign to selected BlackLine employees, subject to Compensation Committee approval

Section 3(c)

Non-Change of Control Severance:	• Any earned but unpaid salary or bonus • 18 months of base salary • Prorated earned Annual Bonus for the year of termination • Payment equal to the cost of health insurance coverage for 18 months	Section 5(b)(iii)

Change of Control Severance:

•  Any earned but unpaid salary or bonus

•  12 months of base salary

•  Payment equal to the cost of health insurance coverage for 12 months

•  Accelerated vesting of 100% of then-unvested equity per the terms of the option agreements

Section 5(b)(iv)

1. Duties and Scope of Employment.

(a) During the Employment Term, Executive will serve as the Company’s Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”), and will perform the duties, consistent with this position, as the Board may assign.

(b) During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Executive may engage in charitable, civic educational or community activities may continue to serve on existing boards of directors and advisory boards previously disclosed to the Company, and may manage her personal investments; provided that such activities do not materially interfere with her duties and obligations to the Company.

2. Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until the day prior to the third anniversary of the Effective Date, Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement (the “Initial Term”); provided, however, that beginning on the end date of the Initial Term and on each one year anniversary thereafter (each an “Extension Date”), the Employment Term (as defined below) will be automatically extended for an additional one-year period, unless the Company or Executive provides the other party written notice at least 30 calendar days before the Extension Date that the Employment Term will not be extended. The Initial Term as it may be extended from time to time shall be defined as the “Employment Term”. If a Change in Control occurs during the Term then this Agreement will be automatically extended so that it extends until the 2nd anniversary of the Change in Control. If an event that would be Good Reason occurs within 120 days of the end of the Term, the Term will be extended to the 121st date after the occurrence of the event.

3. Compensation.

(a) Base Salary. The Company will pay Executive an annual salary of $350,000, as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s Base Salary will be reviewed and adjusted annually by the Board or an authorized committee of the Board (either, a “Committee”).

(b) Annual Bonus. Executive is eligible to earn a target annual bonus of 100% of Executive’s Base Salary based upon achievement of performance objectives to be determined by the Committee in its sole discretion after conferring with Executive and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Committee (the “Annual Bonus”). If the Committee, in its sole discretion, determines the applicable performance objectives are achieved in a manner that would result in a payment of the Annual Bonus (or portion thereof), such amount will be paid when practicable after the Committee determines the relevant performance objectives have been achieved, subject to Executive being employed on the date of payment; provided, however, that if the Employment Term is not extended as a result of a notice from the Company or Executive to the other, Executive only shall be required to be employed on the last day of a performance period in order to be eligible for the annual bonus for such performance period and the annual bonus for such performance period shall be paid no later than 2 1⁄2 months following the end of such performance period . The Committee may modify the structure and performance objectives used for Annual Bonus determinations.

(c) Equity Compensation. During the Employment Term, Executive will be eligible to be granted additional equity awards to purchase shares of the Company’s common stock (the “Equity Awards”) under (and therefore subject to all terms and conditions of) plans or programs as the Company may from time to time adopt (the “Equity Documents”). The size and type of Equity Award, and the terms and conditions applicable thereto, will be determined by the Committee, in its discretion and under the Equity Documents pursuant to which the applicable Equity Award is granted.

4. Employee Benefits.

(a) Executive will be entitled to participate in the employee benefit plans maintained by the Company and generally applicable to senior executives of the Company, subject to the terms and conditions of those plans. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement. The Company agrees to reimburse Executive for up to $10,000 in legal fees related to the negotiation and drafting of this Agreement.

(b) Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of employee personnel, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive during the Employment Term in the course of and pursuant to the business of the Company. Executive will account to the Company in writing for all expenses for which reimbursement is sought and will supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(c) During the Employment Term, Executive will be provided coverage under the Company’s liability insurance policy for directors and officers and form of indemnification agreement as in effect for other directors and senior executives of the Company, subject to the terms and conditions of those arrangements.

5. Termination of Employment; Severance.

(a) At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 10(f) and Section 10(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of (i) a termination by the Company with or without Cause, (ii) Executive’s Disability or death, (iii) a resignation by Executive with or without Good Reason, or (iv) upon the termination of the Employment Term.

(b) Terminations of Employment. Executive’s employment may be terminated under a scenario addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to a lump sum payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii), or Section 5(b)(iv). Executive agrees that if Executive owns or beneficially owns less than 5% of the Company’s fully diluted equity, upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates. Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination from any other employment positions Executive holds with the Company or any of its subsidiaries or affiliates.

(i) Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a Notice of Termination or the Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:

(1) the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;

(2) reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 90 days following the termination date; and

(3) any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).

(ii) Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a Notice of Termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:

(1) Accrued Obligations;

(2) any earned but unpaid Annual Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Committee, the achievement of which will be determined by the Committee. Any payment under this Section 5(b)(iii)(2) will be paid no later than one day prior to the date that is 2 1⁄2 months following the last day of the fiscal year in which such termination occurred. The amount payable under this paragraph hereinafter referred to as the “Prior Year Bonus;” and

(3) an amount equal to a prorated earned portion of the target Annual Bonus for the year of termination that would have been paid to Executive had Executive been employed by the Company for the entire fiscal year that contained the date of Executive’s death or disability.

(iii) Termination Without Cause, Non-Renewal by the Company, or Resignation for Good Reason. Executive’s employment may be terminated without Cause effective upon the Company’s delivery to Executive of a Notice of Termination, at the End of the Employment Term as a result of the Company providing Executive with a notice of its intention not to extend the Employment Term (“Non-Renewal”), or by Executive’s resignation for Good Reason effective 30 days following delivery to the Company of Notice of Termination provided such delivery is within 90 days following the occurrence of events that result in Good Reason. No resignation for Good Reason will be effective unless during the 30-day period following the delivery of the Notice of Termination, the Company has not cured the events that result in Good Reason. If Executive’s employment is terminated without Cause (other than by reason of death or Disability), as a result of Non-Renewal, or if Executive resigns for Good Reason, Executive will receive:

(1) the Accrued Obligations;

(2) any Prior Year Bonus;

(3) a payment equal to 18 months of Executive’s Base Salary as then in effect;

(4) a payment equal to the premium costs for Executive and her eligible dependents to continue health insurance coverage under COBRA for 18 months; and

(5) an amount equal to a prorated portion of the earned Annual Bonus for the year of termination that would have been paid to Executive had Executive been employed by the Company for the entire fiscal year that contained the date of Executive’s termination, based on actual performance for such fiscal year (and assuming that any performance objectives that are based on individual performance are achieved at target levels).

(iv) Termination of Employment in Connection with Change of Control. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(iii) and such termination of employment occurs in connection with or within 3 months before or within 24 months after a Change of Control, then Executive will receive the benefits described in Sections 5(b)(iii)(1) through (4), but the payment in Section 5(b)(iii)(3) will be equal to 12 months of Executive’s Base Salary as then in effect or, if greater, as in effect immediately prior to the Change of Control, the health insurance coverage payment in Section 5(b)(iii)(4) will be for 12 months, and Executive will be entitled to accelerated vesting of 100% of the then-unvested Equity Awards at Executive’s termination date.

(c) Exclusive Remedy. If a termination of Executive’s employment with the Company (or any successor) occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company (or any successor) may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.

6. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. Executive will not receive severance pay or benefits other than the Accrued Obligations unless (i) Executive signs and does not revoke a separation agreement and release of claims in the form consistent with the form attached as Exhibit B hereto (the “Release”) and (ii) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the effectiveness of the Release but will be delayed until a subsequent calendar year if necessary so their timing does not result in penalty taxation under Section 409A. Severance payments or benefits will not be paid or provided until the Release becomes effective and irrevocable. For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.

(b) If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Code Section 409A as determined by the Company), then any payment or benefits will be delayed until the earliest date on which they could be paid or distributed without being subject to penalty taxation under Code Section 409A.

(c) Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

(d) Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with her confidentiality obligations to the Company under the Confidentiality Agreement and Section 9.

7. Definitions.

(a) Cause means the occurrence of one or more of the following events or circumstances as determined in good faith by the Board (excluding, for this purpose and any other references in this Section 7(a), Executive): (i) Executive’s gross negligence or willful misconduct in the performance of duties to the Company as determined in good faith by the Board, (ii) commission of any act of fraud, embezzlement, or dishonesty, in each case, that results in material harm to the Company (iii) any material unauthorized use or disclosure of any confidential and proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s service relationship with the Company (or a successor, if appropriate) as determined in good faith by the Board, (iv) conviction of an act that constitutes a felony (other than a driving offense related solely to driving in excess of the speed limit) or a crime involving moral turpitude, or (v) Executive’s material breach of any of Executive’s material obligations under this Agreement or any other written agreement or covenant with the Company (or a successor, if appropriate).

(b) Change of Control means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 40% of the total voting power of the stock of the Company will not be considered a Change of Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change of Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (2) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, 40% or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A and the official guidance thereunder.

(c) Disabled means physically or mentally incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.

(d) Good Reason means the occurrence of one or more of the following events without Executive’s express consent: (i) a material reduction of Executive’s Base Salary (except where there is a pro-rata reduction applicable to the management team generally), or (ii) a material change in the geographic location at which Executive must perform her services; provided, that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement, or (iii) a material reduction of Executive’s authorities, duties or responsibilities, including after a Change of Control (1) the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of the Executive’s position occupied immediately preceding the Change of Control, including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with the Executive’s experience and the position occupied prior to the Change of Control or (2) a material diminution in the budget and number of subordinates over which the Executive’s retains authority;

8. Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive under this Agreement or otherwise (the “Payments”) (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then the Payments will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive to receive all of the Payments and pay the excise tax. If a reduction in the Payments is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) reduction of continued employee benefits; and (3) cancellation of accelerated vesting of equity awards . If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by a nationally recognized accounting firm chosen by the Company immediately prior to a Change of Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.

9. Covenants.

(a) Executive is entering into in connection herewith the Company’s confidential information and inventions assignment agreement attached as Exhibit A (“Confidentiality Agreement”) and agrees that it will remain in effect during the Employment Term and thereafter pursuant to its terms.

(b) To the fullest extent permitted under applicable law, during the Employment Term and continuing for a period of 1 year after the date Executive’s service relationship with the Company terminates for any reason, whether voluntary or involuntary, with or without Cause, Executive agrees not to:

(i) directly or indirectly solicit any of the employees of the Company or any subsidiary or affiliate of the Company to leave their employment, with the exception of Isaac Tucker, son of Therese Tucker. Executive agrees that nothing in this Section 9(b) shall affect Executive’s continuing obligations under this Agreement or any other written agreement between Executive and the Company during and after such 1-year period, including, without limitation, any obligations under the Confidentiality Agreement.

(ii) make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or any of its subsidiaries, any of the investment funds invested in the Company or any affiliated funds (all of the foregoing collectively, the “Company Group”); provided, that the non-disparagement provisions of this Section 9(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. The Company and its subsidiaries and affiliates shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 9(b); provided, however, that the non-disparagement provisions will not apply to any statements that the Company or any of its subsidiaries or affiliates, or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company Group or its officers and directors so long as such statements are truthful. Executive and the Company expressly consider the restrictions contained in this Section 9(b) to be reasonable.

10. Miscellaneous.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b) Entire Agreement. This Agreement, along with the Confidentiality Agreement and the Equity Documents (to the extent and as applicable), contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 10(b).

(c) Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.

(d) Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.

(e) Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

(f) Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

BlackLine, Inc. 21300 Victory Boulevard, 12th Floor Woodland Hills, CA 91367 Attention: Chief Legal Officer	To most recent address as set forth in Executive’s personnel records

(g) Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h) Cooperation. Subject to the Company’s compliance with Section 9(b) and this Section 10(h), Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 10(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation. This provision will survive any termination of this Agreement. The Company will provide reasonable compensation to Executive for any services rendered at the Company’s request.

(i) Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Chairperson of the Compensation Committee of the Board.

(j) Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

Each party is signing this Agreement on the date set out below its signature.

BlackLine, Inc.	Executive

/s/ John D. Brennan	/s/ Therese Tucker
By: John Brennan
8/15/2016	8/24/2016

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

This Confidential Information and Inventions Assignment Agreement (“Agreement”) is entered into by and between BlackLine Systems, Inc. (“Company”), and the undersigned individual (“Recipient”) (each, a “Party” and, collectively, the “Parties”). The Effective Date of this Agreement is the earlier of the date on which it is executed by the Parties or the first date on which Company disclosed, or discloses, to Recipient any “Confidential Information” (as defined below).

RECITALS

A.	In connection with Recipient’s employment by Company, Company has provided or will provide Recipient with access to, or Recipient will otherwise become acquainted with, Confidential Information of Company. Such access to Confidential Information is granted only because it has been deemed essential to Recipient performing the duties of his or her employment.

B.	The business in which Company is engaged is highly competitive, and Company’s success is, and will continue to be, based substantially on Company’s Confidential Information.

NOW THEREFORE, in consideration for Company allowing Recipient access to Confidential Information, and as an express condition of such access and Recipient’s employment or continuing employment by Company, Recipient and Company hereby enter into this Agreement in accordance with the terms below.

AGREEMENT

1.	Confidential Information Defined. “Confidential Information” means (a) Company’s “trade secrets” as defined in California Civil Code section 3426 et seq. and/or as defined in any applicable jurisdiction; (b) Company’s proprietary information; (c) information held in trust or confidence by Company for any customer, supplier or other third party; (d) any information relating to the business, finances or operations of Company that is not generally known outside of Company; and/or (e) without limitation, information disclosed to Recipient, or known by Recipient, as a direct or indirect result of Recipient’s employment with Company, concerning any of the following: Company’s technology, current and prospective programs, processes, improvements, research, developments, discoveries, inventions, computer hardware and computer software including, without limitation, source code and object code; Company’s current and prospective vendors, suppliers, partners, resellers, licensors, licensees and consultants, and the terms of the business relationships between Company and any of them; Company’s accounting, sales, marketing and administrative processes and procedures; Company’s contemplated trademarks, servicemarks, tradenames and patents; Company’s employees; the identities, goals, needs, business operations and strategic plans of individuals and entities currently or prospectively served by Company (“Clients”), and the terms on which such Clients do business or seek to do business with Company. Information is Confidential Information whether it is intangible (such as a fact known to Recipient but not recorded), recorded in written form (as in a letter, memo or other document) or otherwise recorded (as in a photograph, film, computer disk or other storage medium). By signing this Agreement, Recipient acknowledges understanding: (i) that the Confidential Information has independent economic value to Company and is not readily ascertainable from public sources; (ii) that Company has expended considerable time and effort to develop, compile and protect the secrecy of its Confidential Information; and (iii) that the Confidential Information has been expressly identified to Recipient as a valuable trade secret or other intellectual property of Company. Strictly with respect to this Agreement, “employment” as used herein shall include contractors and consultants.

2.	Exceptions to Confidential Information. Information shall not be Confidential Information if Recipient can document that such information: (a) is in the public domain through no act or failure to act on the part of Recipient; (b) was lawfully known to Recipient, without any obligation of confidentiality, at the time such information was received from or otherwise disclosed by Company; or (c) was lawfully disclosed to Recipient by a third party without a breach of any obligation and without restriction. Moreover, nothing in this Agreement is intended to or does prevent Recipient from disclosing Confidential Information to the extent such disclosure is required in response to a valid subpoena or other legal process, provided that before making such disclosure, Recipient shall furnish Company with advance notice of such subpoena or other legal process and allow Company sufficient time to obtain, in Company’s discretion, an appropriate protective order or otherwise oppose or limit such disclosure.

3.

Safeguarding Confidential Information. Recipient will hold in confidence and not possess or use any Confidential Information except to the extent actually required to perform the duties of his or her employment with Company, and will not disclose any Confidential Information except as expressly permitted by this Agreement. Recipient shall not disseminate, share, post, sell and/or license the Confidential Information except as expressly permitted by this Agreement. Recipient shall not publish, authorize or cause to be published, or otherwise assist or cooperate in the preparation or presentation of, any publication of any kind that includes or makes use of any Confidential Information. Recipient understands and agrees that all communications in public concerning Confidential Information, even with fellow employees and independent contractors of Company, constitute a breach of this Agreement if such communications might reasonably be overheard by a third party. Recipient will use Recipient’s best efforts at all times to safeguard all Confidential Information from loss, theft, damage and destruction. Recipient will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of any Confidential Information, no matter how such Confidential Information was obtained by Recipient. Recipient hereby acknowledges that Recipient has no right, title or interest in any Confidential Information, and no right to make any use of such Confidential Information except as expressly set forth in this Agreement. Any gain or profit of any kind or nature obtained or derived by Recipient from the use or exploitation of Confidential Information shall be held in trust by Recipient for the express benefit of Company and shall be remitted to Company by Recipient, unless Recipient establishes that such use or exploitation did not violate the terms of this Agreement.

4.	Return of Confidential Information. Upon the ending of Recipient’s employment with Company for any reason, or if requested by Company at any time, Recipient will promptly return to Company all Confidential Information and all copies, extracts and other objects or items in which any Confidential Information is contained or embodied.

5.	Notification of Unauthorized Use. Recipient will immediately notify Company of any unauthorized use, release or disclosure of Confidential Information.

6.	Business Opportunities. Recipient understands and acknowledges that Company is engaged in providing software designed to automate and control the entire financial close process (“Company Business”). Recipient agrees that except for “Excluded Inventions” (as defined below), all business opportunities that are conceived by Recipient while employed by Company, whether conceived solely or jointly with others, which are related to Company Business or capable of beneficial use by Company, as determined in the sole discretion of Company (all the foregoing, “Business Opportunities”), shall be immediately disclosed to Company by Recipient in writing. Unless the Company’s Chief Executive Officer, in each instance, rejects a Business Opportunity in writing, Recipient shall have no right or authority to pursue such Business Opportunity on his or her own behalf or on behalf of any person or entity other than Company.

7.	Inventions Retained. Recipient has attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Recipient prior to the commencement of employment with Company (collectively, the “Prior Inventions”), which belong solely to Recipient or belong to Recipient jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Recipient represents that there are no such Prior Inventions. If, in the course of Recipient’s employment with the Company, Recipient incorporate into a Company product, process or machine a Prior Invention owned by Recipient or in which Recipient has an interest, the Company is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine. Recipient agrees to keep and maintain adequate and current written records of all Inventions made by Recipient (solely or jointly with others) during the term of Recipient’s employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. Recipient agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company.

8.	Work Product.

a.	Company shall be the sole owner, in perpetuity, throughout the universe in any and all languages, of all right, title and interest in and to the results and proceeds of Recipient’s services performed for or on behalf of Company (“Work Product”), whether under a current written or oral employment agreement, a prior employment agreement or any other agreement. Such Work Product includes, without limitation, all material of any kind and nature whatsoever – whether tangible or intangible – produced, conceived, developed, acquired, obtained, created and/or furnished by or submitted to Recipient prior to or during Recipient’s employment by Company, including without limitation, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, computer programs, source code, object code, documentation, plans, drawings, designs, specifications, calculations, renderings, models, prototypes, copyrights and other intellectual property or intangible rights. Any work in connection with such services shall be considered a “work made for hire” under the Copyright Law of the United States, and Recipient recognizes and agrees that Company is the sole author and copyright (and any other intellectual property) holder of such work. Any Work Product created and/or submitted to Company during Recipient’s employment shall automatically become the sole property of Company.

b.

To the extent any Work Product is not created as a work-for-hire, Recipient hereby transfers and agrees to transfer and assign to Company all rights and materials related to or comprising the Work Product including, but not limited to, all intellectual property rights, including but not limited to, copyrights, patents, trade secrets, and similar protections and renewals and extensions thereto and any and all causes of action that have accrued or may accrue in Recipient’s favor for infringement. Recipient shall, at Company’s request, execute and deliver to Company such documents or other instruments as Company may from time to time reasonably deem necessary or desirable to evidence, maintain, perfect, protect, enforce or defend Company’s right, title and interest in and to the Work Product and to carry out the intent and purposes of this section. In the event that Recipient fails to execute, acknowledge or deliver promptly to Company any agreements, assignments, quitclaims or other instruments required by Company hereunder, Company is hereby irrevocably appointed Recipient’s attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power and authority to execute, acknowledge, verify and deliver the same in the name of and on behalf of Recipient. Recipient represents, warrants and agrees that the Work Product is and shall be free and clear of any claims by Recipient (or anyone claiming under Recipient) of any kind or character whatsoever. Neither the suspension nor termination of Recipient’s employment nor the expiration of this Agreement will in any way adversely affect Company’s ownership of the Work Product.

c.	Company shall have the right, but not the duty, to use, adapt and change the Work Product, or any part thereof, and to combine the same with other works, and to vend, copy, publish, reproduce, record, transmit, and communicate the same by any means now known or hereafter devised, either publicly or otherwise, and for profit or otherwise, throughout the world in perpetuity. Recipient waives any so-called “moral rights” which may now or hereafter be recognized, including, without limitation, any right (i) to approve such revisions, deletions, abridgments or other changes in the Work Product; or (ii) to withdraw the Work Product from distribution. The rights granted herein include, but are not limited to, the right to make foreign versions and translations of the Work Product.

d.	This Agreement shall inure not only to Company’s benefit, but also to the benefit of all parties who may hereafter acquire the right to distribute, exhibit, advertise and/or exploit any Work Product. Company may release the Work Product in which Recipient’s services appear under any company name or trademark, trade name, etc., designated by Company.

e.	Notwithstanding the foregoing, Recipient hereby acknowledges that if Recipient is a California employee, Company has notified Recipient that any assignment otherwise provided for in this section shall not apply to any invention that qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Excluded Inventions”), which provides as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

9.	No Obligation to Disclose. Recipient acknowledges and agrees that this Agreement does not obligate Company to disclose any information to Recipient.

10.	Not an Employment Agreement. Recipient agrees and understands that nothing in this Agreement is intended to, or does, confer upon recipient any right to continuing employment. If recipient is otherwise an at-will employee of Company, this Agreement shall in no way modify or interfere with that status.

11.	Provisions relating to Third Parties.

a.	Recipient represents that Recipient’s performance of his or her obligations under this Agreement does not and will not breach any agreement with, or obligation to, any third party to keep in confidence information acquired by Recipient in confidence or in trust. Recipient has not entered into, and Recipient agrees that Recipient will not enter into, any agreement, either written or oral, in conflict with this Agreement.

b.	Recipient acknowledges that Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Recipient will hold in confidence and not possess or use any Third Party Information except to the extent actually required to perform the duties of his or her employment with Company, and will not disclose any Third Party Information except as expressly permitted by this Agreement.

c.	Recipient will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person or entity to whom Recipient has an applicable obligation of confidentiality.

d.	Recipient hereby consents to Company notifying any person or entity, now or in the future, of Recipient’s obligations under this Agreement.

12.	Equitable Relief. Recipient acknowledges and agrees that due to the unique nature of the Confidential Information, any breach of this Agreement by Recipient would cause irreparable harm to Company for which damages would not be an adequate remedy, and that Company will therefore be entitled to seek injunctive and other equitable relief, in addition to all other remedies available at law, to the extent such remedy is consistent with any arbitration agreement entered into between the Parties.

13.	Continuing Obligation of Confidentiality. Recipient’s obligations under this Agreement shall remain in force with respect to any particular Confidential Information unless and until Recipient can document that such information falls into one of the exceptions expressly set forth in Paragraph 2 above.

14.	No Interference. While Recipient is employed by Company and for a period of two years after such employment ends, Recipient will not recruit or solicit for employment by Recipient or any third party, any individual who: (a) is, at that time, employed by Company; or (b) who, at that time, was employed by Company within the prior six (6) months. At no time shall Recipient engage in any of the following conduct: (i) make use of any trade secret or other Confidential Information to solicit or attempt to solicit, on Recipient’s own behalf or on behalf of any person or entity other than Company, business from any Company Client; or (ii) induce or attempt to induce, on Recipient’s own behalf or on behalf of any person or entity other than Company, any consultant, independent contractor, licensee or other third party to sever any existing contractual relationship with Company.

15.	Governing Law. This Agreement is governed by the internal laws of the State of California without regard to conflicts-of-law principles.

16.	Successors and Assigns. Company may assign this Agreement, in whole or in part, to any third party, and this Agreement and all of the rights granted hereunder shall inure to the benefit of any such successors, licensees and assigns. If such assignee assumes in writing the obligations of Company hereunder, Company shall be relieved and discharged from its obligations hereunder; if such assignee does not assume such obligations in writing, Company shall remain secondarily liable. Recipient may not assign this Agreement or delegate any of Recipient’s rights, responsibilities or obligations hereunder, in whole or in part, without Company’s prior written consent.

17.	Severability. If any provision of this Agreement is adjudged unenforceable, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of this Agreement, and the provision affected shall be altered only to the minimum extent necessary to make it conform to the applicable law.

18.	No Waiver. The waiver by either Party of any breach of any provision of this Agreement by the other Party shall not be construed to be a waiver of any other or subsequent breach, nor shall it be construed as a continuing waiver. Only written waivers signed by the party against whom enforcement is sought shall be valid.

19.	Dispute Resolution. Any disputes arising out of or in any way relating to this Agreement or the termination thereof shall be settled by final and binding arbitration at ADR Services, Inc. (“ADR”), and heard by one arbitrator in Los Angeles, California. The arbitration shall be conducted in accordance with ADR’s Standard Arbitration Rules (the “Rules”) in effect at the time the claim is made. The Rules can be found at www.adrservices.org/rules.php. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any arbitration. The arbitrator shall apply, as applicable, federal or California substantive law and law of remedies. The arbitrator’s remedial authority shall be no greater than that which is available under the statutory or common law theory asserted. The arbitrator shall issue a written opinion that includes the factual and legal basis for any decision and award. Recipient, the Company and the arbitrator shall treat all arbitration proceedings—including any decision, award and opinion in support thereof—as confidential, and the arbitrator shall issue such orders as are reasonably necessary to maintain such confidentiality. The Company shall bear the cost of the arbitrator’s fees and other costs unique to arbitration in compliance with applicable law. Company and Recipient agree that this arbitration provision is subject to Section 12 of this Agreement and, in addition, either Party may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary and/or injunctive relief in support of claims to be prosecuted in arbitration, or to enforce an arbitration award. COMPANY AND RECIPIENT UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, THEY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND, SUBJECT TO SECTION 12 HEREOF, TO A TRIAL IN A COURT OF LAW.

20.	Entire Agreement. The obligations created by this Agreement are in addition to, and not in lieu of, any obligations created by Company’s Employee Handbook. This Agreement and the Employee Handbook constitute the entire understanding with respect to the matters addressed herein and supersedes any prior or contemporaneous agreements with respect to the subject matter herein. To the extent this Agreement conflicts with any provision of the Employee Handbook, this Agreement shall supersede such provision and shall govern with respect to such conflict. This Agreement may only be modified or canceled by a writing signed by Recipient and Company’s Chief Executive Officer.

21.	Counterparts. This Agreement may be executed in counterparts, each of which is deemed to be an original, but such counterparts together shall constitute one and the same instrument. This Agreement may be signed by facsimile signature, which shall be deemed effective for all purposes.

22.	Survival. The provisions of this Agreement shall survive the ending of Recipient’s employment by Company and the assignment of this Agreement by Company to any successor in interest or other assignee.

23.	Advice of Counsel. Recipient acknowledges that, in executing this Agreement, they have had the opportunity to seek the advice of independent legal counsel, and have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

BLACKLINE SYSTEMS, INC.		RECIPIENT

By:	/s/ John D. Brennan	Signature:	/s/ Therese Tucker
Title:	Chairman	Printed Name:	Therese Tucker
Date:	8/15/2016	Date:	8/24/2016

EXHIBIT B

FORM OF RELEASE

CONFIDENTIAL

DATE

NAME

ADDRESS

CITY/STATE/ZIP

Dear NAME:

BlackLine Systems, Inc. would like to thank you for your employment at BlackLine and wishes you the best in your future endeavors. As discussed, you and BlackLine have agreed to end your employment effective today, DATE. This Separation Agreement and General Release (which we refer to as the “Agreement”) describes the terms of your departure from BlackLine.

Please note that you are not required to sign this Agreement.

1. What you get if you sign this Agreement

If you do sign this Agreement, return it to BlackLine by 21 DAY DATE and do not revoke it as described below, BlackLine will pay you a severance of $GROSS less tax withholding of $WITHHOLDING to net proceed of $NET.

We refer to everything in the preceding paragraph as “Termination Benefits.” You will receive the Termination Benefits only if you sign this Agreement, do not revoke it and comply with its terms. Please note that if you do sign the Agreement and do not revoke it, that you will not receive the severance until at least 8 days after date of signed agreement.

2. What you get if you DO NOT sign this Agreement

Even if you do not sign this Agreement, BlackLine will pay you the compensation you’ve earned through the last date of your employment and any accrued vacation benefits. Similarly, even if you do not sign this Agreement, you will be offered the rights you’re entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and will retain whatever benefits you currently have under BlackLine’s 401(k) Plan.

3. What you are giving up by signing this Agreement

If you sign this Agreement, you give up certain rights and agree to certain matters. Specifically:

•	You agree BlackLine owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or benefits, or payments of any kind, other than those stated in this Agreement.

•	You agree this Agreement won’t in any way be construed as an admission by BlackLine of any: (a) liability; (b) violation of any federal, state, or local law, regulation, order, or other requirement of law, (c) breach of contract, actual or implied; (d) commission of any tort; or (e) civil wrong.

•	You and anyone making a claim through you (e.g., your heirs, assigns, beneficiaries, creditors) irrevocably and unconditionally release, acquit and forever discharge BlackLine and its subsidiaries, divisions, predecessors, successors and assigns, as well as past and present officers, directors, employees, shareholders, trustees, joint venturers, partners and anyone claiming through them (together called the “Releases”), in each individual and/or corporate capacity, from all claims, liabilities, promises, actions, damages and the like, which you ever had against any Releases arising out of or relating to your employment at BlackLine and your termination.

•

You agree that you understand that there are laws and regulations prohibiting employment discrimination, retaliation for opposing unlawful acts and other laws and regulations related to employment under which you may have rights or claims and that you are waiving these rights and claims. These include, but are not limited to, Title VII of the Civil Rights Act of 1964 (42 U.S.C.S. 2000e); the Americans with Disabilities Act of 1990; the National Labor Relation Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; and any other applicable federal, state and local laws. You also agree that you understand that there are other statutes, laws, and regulations of contract and tort otherwise relating to your employment which you waive and release any right to sue. You also waive, release and promise never to assert any claim described in this paragraph, even if you do not believe that you have such claim. Specifically, you expressly waive rights under Section 1542 of the California Civil Code, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.

You agree that claims or facts in addition to or different from those which are now known or believed by you to exist may be discovered later, but it is your specific intent to release all claims you have or may have against Releases, whether known or unknown, suspected or unsuspected.

•	However, you do not intend or waive any rights or claims which any court or administrative agency has or will decide may not be waived.

•	You agree not to bring any legal action against any Releases for any claim waived and released under this Agreement and represent and warrant that no such claim has been filed to date. You also agree that if you do bring any administrative or legal action related to claims waived under this Agreement that you will bear all legal fees and costs, including those of the Releases.

•	You agree to continue to comply with the covenants in your employment agreement with the Company.

•	You will not disclose the fact of or terms of this Agreement, including the severance, to anyone other than your attorney, except as required for accounting or tax purposes or as required by law.

•	You agree that this Agreement will be binding on you and BlackLine and each of our heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit.

•	You will cooperate fully with the BlackLine in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

•	You agree that if you breach any obligations in this Agreement, BlackLine’s responsibilities related to the Termination Benefits shall immediately cease, and you shall immediately return any Termination Benefits made to you to BlackLine.

4. What will happen whether or not you sign this Agreement

Before end of business on 72 HR DATE you promise to return all BlackLine property in your possession including laptop, monitor and all other tangible and intangible property to BlackLine. You represent and warrant that you have not retained any copies, electronic or otherwise, of such property.

You understand that future employers who contact BlackLine about your employment will be referred to H.R., which will only provide the dates of your employment and your last position held. In addition, certain obligations in the BlackLine employee handbook will continue to apply to you.

5. Execution of the Agreement and how to revoke the Agreement

You acknowledge that you have been informed pursuant to the Federal Older Workers Benefit Protection Act of 1990 that:

a.	You should consult with an attorney before signing this Agreement;

b.	You have twenty-one (21) days from the date of this letter to consider signing this Agreement; and

c.	You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. If you want to revoke the Agreement, you must provide H.R. a written statement of revocation.

d.	You are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.

e.	Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

6. Terms that will apply if you sign the Agreement

•	If any part of this Agreement is found invalid or unenforceable, it won’t affect the validity or enforceability of any other provision.

•	This Agreement is the entire agreement between you and BlackLine and supersedes any prior oral or written agreements or understandings between you and BlackLine concerning the subject matter of the Agreement. This Agreement may not be altered, amended or modified, except by an additional written document signed by you and BlackLine.

•	You represent that you fully understand your rights to review this Agreement with an attorney of your choice, that you’ve had an opportunity to consult with an attorney of your choice, that you’ve carefully read and fully understand this Agreement and that you freely, knowingly and voluntarily enter into this Agreement. You also confirm that no other promises or inducements not discussed in this Agreement have been made conferring any benefit on you.

•	This Agreement is entered into and governed by the laws of the State of California.

•	You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from Blackline prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise Blackline as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Blackline confidential information to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Blackline attorney-client privileged communications, and that any such disclosure without the Blackline’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

If you decide to enter into this Agreement, please sign and return the Agreement to BlackLine by 21 DAY DATE.

Very truly yours,

Title:	Date

EMPLOYEE NAME, Employee	Date